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                                                                    EXHIBIT 5(a)

Xerox Corporation
P.O. Box 1600
Stamford, Connecticut 06904-1600
203-968-3000

Office of General Counsel

Martin S. Wagner
Associate General Counsel,
Corporate, Finance and Ventures

July 17, 1998

Re: $1,012,198,000 Aggregate Principal Amount at Maturity of
    Convertible Subordinated Debentures due 2018

Gentlemen:

As Associate General Counsel, Corporate, Finance and Ventures of Xerox Corporation (the "Company"), I am familiar with (i) the issuance and sale by the Company of $1,012,198,000 aggregate principal amount at maturity of Convertible Subordinated Debentures due 2018 (the "Convertible Debentures") in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, and (ii) the preparation and filing of the Company's Form S-3 Registration Statement to which this opinion is an exhibit (the "Registration Statement") with respect to the offer and sale of the Convertible Debentures by the several holders thereof. In rendering the opinions set forth herein, either I or other attorneys in the Office of General Counsel of the Company who report either directly or indirectly to me have examined the Indenture dated as of April 21, 1998, between the Company and The First National Bank of Chicago, as trustee (the "Indenture"), under which the Convertible Debentures were issued, the Company's Restated Certificate of Incorporation and By-Laws, each as amended to date, certain minutes of meetings of the Board of Directors of the Company and the Executive Committee thereof, and such other documents and matters of law as have been considered necessary or desirable for rendering the opinions set forth herein.

Based upon the foregoing, it is my opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of New York.

2. The Convertible Debentures are legally issued, fully paid and non-assessable, and are valid and binding obligations of the company entitled to the benefits of the Indenture.

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3.  The shares of Common Stock, par value $1.00 per share, of the Company issuable upon conversion of the Convertible Debentures, when issued in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

I am qualified to practice law in the State of New York. The opinions expressed herein are limited to the law of the State of New York and the Federal law of the United States.

I hereby consent to the reference to my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

MARTIN S. WAGNER
Associate General Counsel,
Corporate, Finance and Ventures